Exhibit 8.1

Uxin Limited
List of Significant Subsidiaries

Subsidiaries	Place of Incorporation
Uxin Used Car Limited	Cayman Islands
Xin Limited	Cayman Islands
UcarEase Holding Limited	British Virgin Islands
New Car Group Limited	British Virgin Islands
Uxin Hong Kong Limited	Hong Kong
UcarShow HK Limited	Hong Kong
GloryFin International Group Holding Company Limited	Hong Kong
Xin HK Limited	Hong Kong
Youxinpai (Beijing) Information Technology Co., Ltd.	PRC
Youxin (Shaanxi) Technology Information Co., Ltd.	PRC
Yougu (Shanghai) Information Technology Co., Ltd.	PRC
Kai Feng Finance Lease (Hangzhou) Co., Ltd.	PRC
Youqin (Shaanxi) Automobile Manufacture Co., Ltd.	PRC
Boyu Finance Lease (Tianjin) Co., Ltd.	PRC
Youxin (Shanghai) Used Car Business Co., Ltd.	PRC
Youxin (Hefei) Automobile Smart Re-Manufacture Co., Ltd.	PRC
Youxin Internet (Beijing) Information Technology Co., Ltd.	PRC
Youxin (Ningbo) Information Co., Ltd.	PRC
Hefei Youquan Information Technology Co., Ltd.	PRC
Youxin Yishouche (Beijing) Information Technology Co., Ltd.	PRC
Youzhen (Beijing) Business Consulting Co., Ltd.	PRC